Exhibit 10.22



March 16, 1998



Mr. Jack Musgrove
33206 Falcon Drive
Fremont, CA 94555

Re:  Separation Terms

Dear Jack,

This letter confirms the terms of your separation from your employment with Digital Link Corporation.

1. Termination Date. Your employment with the Company is terminated effective March 16, 1998.

2. Acknowledge of Payment of Wages. We herewith deliver to you a final paycheck for all accrued wages, salary, bonuses, accrued but unused PTO and any similar payments due and owing to you from the Company as of the termination date. You also have 10,000 shares of the Company's Common Stock available to purchase from stock option grant # 1458 pursuant to the terms and condition of the grant. You have no other vested options. Your rights under ESPP will be governed by the provisions of the plan.

3. COBRA Coverage. Your health coverage expires March 31, 1998. You have the option, at your own expense, to extend the health insurance coverage currently provided by the Company for a period of 18 months from March 31, 1998 pursuant to the terms and conditions of COBRA. You have 60 days from the termination date to notify the Company in writing of your election to so continue your continuation coverage. You will receive a packet, by certified mail, from the Company providing additional information regarding your COBRA benefits.

4. Payment. In addition, it has been agreed that you will receive additional compensation for 6 months of base pay as severance pay. The Company will also pay an amount equal to your current health insurance benefits for a period of 6 months beginning April 1, 1998. In addition, the Company will pay $15,000 for documented outplacement services for assistance in finding new employment. These severance benefits are in addition to any amounts due you from the Company and are given as consideration for the release set forth below. All normal withholding will be applied to the 6 months of severance pay.

If you choose to sign this agreement, you will then be given seven (7) days after you sign the agreement to revoke it and the agreement will not be effective until after this seven-day period has lapsed. You also acknowledge that the Company will not begin your severance benefits until seven days from the time you sign this agreement has expired.

5. Return of Company Property. You hereby represent and warrant to the Company that you will return to the Company any and all property or data of the Company of any type whatsoever that may have been in your possession or control by March 20, 1998.

6. Proprietary Information. You hereby acknowledge that you are bound by the attached Employee Invention Assignment and Confidentiality Agreement, dated September 18, 1995, that as a result of your employment with the Company you have had access to the Proprietary Information (as defined in such agreement) of the Company, that you will hold all such Proprietary Information in strictest confidence and that you may not make any use of such Proprietary Information on behalf of any third party. You further confirm that you have delivered to the

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Company all  documents  and data of any nature  containing or pertaining to such
Proprietary Information and that you have not take with you any such documents or data or any reproduction thereof.

7. Waiver of Claims. The payments and agreements set forth in this Agreement are in full satisfaction of any and all accrued salary, PTO pay, bonus pay, profit-sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You hereby release and waive any and all claims you may have against the Company or any of their officers, directors, employees, managers, shareholders, partners, agents, attorneys, subsidiaries, successors, and assigns, including without limitation claims for any additional compensation or benefits arising out of the termination of your employment, any claims of wrongful termination, breach of contract or discrimination under state or federal law, and any claims you may have based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. This
section 7 shall remain in full force and effect even if there is a breach of this Agreement by either party.

You hereby expressly waive any benefits of Section 1542 of the Civil Code of the State of California, or any other state law of similar effect, which provides as follows:

         " A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR."

8. Review of Severance Agreement You acknowledge your understanding that you may take up to twenty-one (21) days to consider this Agreement and that you have been advised to consult with an attorney prior to executing this Agreement. You further acknowledge that you understand that you may revoke your agreement within seven (7) days of your execution of this document and that the consideration to be paid to you pursuant to paragraph 4 above for your agreement will be paid only at the end of that seven (7) day revocation period.

9. Nondisparagement. You agree that you will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholder, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

10. Legal and Equitable Remedies. You agree that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Company may have at law or in equity for breach of this Agreement.

11. Attorney's Fees. If any action at law or in equity is brought to enforce the terms of the Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

12. Confidentiality. The contents, terms and conditions of the Agreement shall be kept confidential by you and shall not be disclosed except to your attorneys or pursuant to subpoena or court order. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13. No Admission of Liability. This Agreements is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code
Section 1152 and/or any other state or Federal provisions of similar effect.

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14. Entire  Agreement.  This Agreement  constitutes the entire agreement between you and the Company with respect to the subject material hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys, have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

15. Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, duly executed by authorized representatives of each the parties hereto.

If this letter accurately sets forth the terms of your separation from the Company, please sign the attached copy and return it to the undersigned postmarked no later than April 6, 1998.

Very truly yours,



/s/ Vinita Gupta

Vinita Gupta

Chairman and Chief Executive Officer


READ, UNDERSTOOD, AND AGREED




/s/ Jack A. Musgrove               3/26/98
-----------------------          ------------
Signature                         Date


 Jack A. Musgrove
------------------
Print Name


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March 25, 1998



Mr. Jack Musgrove
33206 Falcon Drive
Fremont, CA 94555

Re:  Addendum to Separation Term Letter Dated March 16, 1998

Dear Jack,

Item number 2 was incorrect in our letter, dated March 16, 1998, regarding the status of your stock options. As the attached document indicates, you do have 5,208 shares vested in stock option grant #000627. In addition to the benefits listed under item number 4, we will provide you $5,000 in lieu of an extra six months of vesting on stock option grant #000627.

You will receive this benefit, in addition to the benefits listed in item number 4, as consideration for the release set forth in the letter. If you decide to execute the March 16, 1998 letter you will receive the additional $5,000 seven days following the date you sign the agreement.

If you have any questions regarding the terms stated above please call.

Regards,



/s/ Dianne Mastilock

Dianne Mastilock
Vice President, Human Resources